Exhibit 99.1
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                                                                   MAXCOR
FOR IMMEDIATE RELEASE                                     ----------------------
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               MAXCOR FINANCIAL GROUP INC. WARNS OF SIGNIFICANT
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                 FIRST QUARTER 2003 LOSS FROM SETTLEMENTS OF
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                           NTL INC. WHEN-ISSUED TRADES
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        (New York, New York - January 15, 2003) - Maxcor Financial Group Inc.
(Nasdaq: MAXF) warned today that it expects to incur a significant first quarter 2003 loss from the settlement processes expected to be applied to when-issued trades executed by its broker-dealer subsidiary in the common stock of NTL Inc.

        An operations committee of the NASD Board of Governors charged with interpreting NASD's Uniform Practice Code announced yesterday afternoon that it will not cancel any when-issued trading contracts effected in NTL's common equity, which had been trading since September 2002 on a when, as and if issued basis under the symbol NTIWV. The settlement of transactions in that market was thrown into chaos this past Friday, January 10th, when NTL filed a Second Amended Joint Reorganization Plan implementing a three-fourths reduction in the number of common shares to be issued upon its emergence from bankruptcy that same day.

        Market participants in the when-issued trading market expected Nasdaq to clarify that all trades effected prior to the amended NTL filing should be adjusted to reflect what NTL said, in its own motion papers approved by the Bankruptcy Court, would be a Plan modification that "should have the same effect as an ordinary reverse stock split." Nasdaq, however, declined to adopt this logic, expressing its view that although the shares being issued by NTL under its Amended Plan had been reduced from 200 million to 50 million, the securities "are to be considered the same securities as contemplated under the original Plan." The decision, in effect, says one share and a 1/4 of a share are equivalent. NTL, in a separate statement, said it "disagrees with the decision."

        Maxcor's broker-dealer subsidiary, a holder of NTL bonds that were exchanged for equity under NTL's Plan, was a net seller in the when-issued market in order to manage the risks associated with holding the bonds. The subsidiary is now faced with the prospect of having sold stock in the when-issued market at one-fourth of the post-split adjusted value and still having to settle the same number of shares.

        Until all the trades settle, Maxcor will not be able to fully assess and quantify the total losses its subsidiary faces, but, based on Tuesday's closing market values for NTL's common stock, it currently estimates the losses would approximate $4 million on an after-tax basis.

        Maxcor is assessing its various remedies, which may include unjust enrichment or comparable proceedings against counterparties who fail to adjust their trades and/or seeking to overturn or modify the Nasdaq decision.

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        Maxcor noted that first quarter losses associated with the NTL trades may be offset in whole or in part by an expected one-time gain, as previously announced, that Maxcor will record upon final settlement or resolution of its property insurance claims against Kemper Insurance relating to the September 11 terrorist attacks that destroyed its corporate headquarters in the World Trade Center, although the precise timing of that gain is not certain. Also as previously announced, Maxcor will record a one time 4Q 2002 after-tax gain of approximately $5 million, reflecting the settlement of the business interruption insurance claims of it and its affiliates against Kemper stemming from the September 11th attacks.

        Maxcor Financial Group Inc. (www.maxf.com), through its various Euro Brokers businesses, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and other derivatives, emerging market debt products, cash deposits and other money market instruments, U.S. Treasury and federal agency bonds and repurchase agreements, and other fixed income securities. Maxcor Financial Inc., the Company's U.S. registered broker-dealer subsidiary, also conducts institutional sales and trading operations in municipal bonds, high-yield and distressed debt, and equities. The Company employs approximately 500 persons worldwide and maintains principal offices in New York, London and Tokyo.

FOR FURTHER INFORMATION, PLEASE CONTACT:

            Roger Schwed (Maxcor - New York)
            212-748-7000 (office)

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This release contains certain "forward-looking" statements made pursuant to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe our current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond our control. Actual results or performance could differ materially from what we expect. Uncertainties include factors such as: market and economic conditions, including the level of trading volumes in the instruments we broker and interest rate volatilities; the scope of the New York financial community's recovery, in general, from the World Trade Center terrorist attacks; the effects of any additional terrorist acts or acts of war and governments' military and other responses to them; the scope of our recoveries from insurers; the success of possible remedies discussed in this release; the success of our technology development and deployment; the status of our relationships with employees, clients, business partners, vendors and clearing firms; possible third-party litigations or regulatory actions against us or other unanticipated contingencies; the scope of our trading gains and losses; the actions of our competitors; and government regulatory changes. Reference is made to the "Cautionary Statements" section of our 2001 Annual Report on Form 10-K and to our subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and we do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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